Exhibit 5.3

[MUNSCH HARDT KOPF & HARR, P.C. LETTERHEAD]

October 9, 2003

Domino’s Pizza – Government Services Division, Inc.

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

Re:	Registration Statement on Form S-4 (File Nos. 333-107774-01 and 333-107774-03)

Ladies and Gentlemen:

We have acted as special Texas counsel to Domino’s Pizza – Government Services Division, Inc., a Texas corporation (the “Guarantor”), in connection with (i) the proposed issuance by Domino’s, Inc., a Delaware corporation (the “Company”), of up to $403,000,000 aggregate principal amount of its new 8 1/4% Senior Subordinated Notes due 2011 (the “Exchange Notes”) to be registered under the Securities Act of 1933, as amended (the “Act”), in exchange for a like principal amount of the Company’s outstanding 8 1/4% Senior Subordinated Notes due 2011 (the “Exchange Offer”) and (ii) the guarantee of the Exchange Notes by each of the Subsidiary Guarantors (as defined below) (the “Guarantees”), which Guarantees will be governed by, and will be issued pursuant to, the Indenture, dated as of June 25, 2003 (the “Indenture”), among the Company, the Guarantor and the other guarantors party thereto (such other guarantors and the Guarantor collectively, the “Subsidiary Guarantors”) and BNY Midwest Trust as trustee.

We have examined and relied upon the information set forth in the Registration Statement on Form S-4 (File Nos. 333-107774-01 and 333-107774-03) (the “Registration Statement”) filed by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission relating to the Exchange Offer and the Guarantees and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have relied as to certain matters on information obtained from public officials, officers of the Guarantor and other sources believed by us to be responsible. As to questions of fact material to this opinion letter, we have relied solely upon certificates by officers of the Guarantor.

In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Guarantor, we have assumed that such parties had the power and authority to enter into and perform all obligations thereunder and have also assumed the due authorization, execution and delivery by such parties of such documents and the enforceability of such documents on such parties.

Domino’s Pizza – Government Services Division, Inc.

October 9, 2003

We express no opinion as to the laws of any jurisdiction other than those of the State of Texas, and we assume no responsibility as to the applicability or the effect of the laws of any other jurisdiction. We have assumed that the terms and provisions of the Indenture and the Guarantee do not, and will not, violate public policy.

Based on the foregoing, and subject to the qualifications and limitations stated in this opinion letter, we are of the opinion that:

1.    the Indenture has been duly authorized and executed by the Guarantor;

2.    the Guarantee has been duly authorized by the Guarantor; and

3.    the execution of the Indenture by the Guarantor and the performance by the Guarantor of the terms and provisions thereof do not, and the execution and delivery of the Guarantee by the Guarantor and the performance of the terms and provisions thereof in accordance with the Indenture will not, violate any laws of the State of Texas; provided, however, that, for purposes of this paragraph (3), we express no opinion with respect to state securities laws, other antifraud laws, and fraudulent transfer and fraudulent conveyance laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion letter has been furnished at your request and is to be used only in connection with the Guarantee while the Registration Statement is effective under the Act. This opinion letter may not be furnished, reproduced, distributed, disclosed to or relied upon by anyone or quoted from or referred to except as set forth in the preceding paragraph or with our prior written consent. We hereby consent to Ropes & Gray LLP relying upon this opinion in providing any opinion to be delivered by such firm in connection with the Registration Statement. This opinion letter is limited to the matters stated herein and no opinion may be implied or inferred beyond the matters expressly stated.

Very truly yours,

/s/    Munsch Hardt Kopf & Harr, P.C.

MUNSCH HARDT KOPF & HARR, P.C.,

a Texas professional corporation